Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

The Kroger Co. 401(k) Retirement Savings Account Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-138152) on Form S-8 of The Kroger Co. of our report dated June 25, 2008, relating to the statement of net assets available for benefits of The Kroger Co. 401(k) Retirement Savings Account Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits and the supplemental schedules for the year then ended, which report appears in the December 31, 2007 annual report on Form 11-K of The Kroger Co. 401(k) Retirement Savings Account Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 25, 2008